SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

January 7, 2008

HYDROGEN POWER, INC.

(Exact name of registrant as specified in charter)

Delaware	0-12374	84-0905189
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

201 ELLIOTT AVENUE, SUITE 400

SEATTLE, WASHINGTON 98119

 (Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (206) 223-0506

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement

We are party to the Sublicense Agreement and Consent by and among Global Hydrofuel Technologies, Inc., Hydrogen Power Inc, and The University of British Columbia, dated March 15, 2004, as amended on March 7, 2006. The sublicense is a license from GHTI, the majority shareholder of HPI, for use of technology it has licensed from the University of British Columbia, and enhancements made thereby (“GHTI Sublicense”); any sublicenses by GHTI require consent of UBC. The GHTI Sublicense grants to HPI exclusive rights to use the Technology and any UBC improvements and to market, manufacture and distribute the products in the United States, Mexico, Central and South America; and non-exclusive rights to market and distribute the products using the technology and any UBC improvements in Canada, and certain non-exclusive rights to trademarks and service marks; GHTI further granted to HPI the non-exclusive, non-transferable rights to develop, modify, enhance and improve the technology. GHTI reserved all other rights including its rights to develop, enhance, market, facilitate, sublicense, install, maintain and support the technology except as expressly granted to HPI for Canada (on a non-exclusive basis), the United States, Mexico, Central and South America (on an exclusive basis).

In August 2007, we issued a promissory note to GHTI for license fees under the GHTI Sublicense in the principal amount of approximately $238,000.  The promissory note was due on December 15, 2007, but we were unable to pay the note. On December 18, 2007, we received a notice of termination of the GHTI Sublicense from GHTI. The notice of termination was suspended until December 28, 2007, and negotiations to extend the suspension have been unsuccessful. We were notified by letter from GHTI on January 7, 2007 to immediately cease using the GHTI-licensed technology.

GHTI beneficially owns approximately 13.6 million shares, or approximately 61%, of our common stock.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On January 9, 2008, the Company accepted the resignation of Ravi Khanna from the position of director. Mr. Khanna’s reasons for resigning are personal and do not involve any disagreement with the operations, policies or practices of the Company.

Item 7.01    Regulation FD Disclosure

As discussed in Item 1.02, we received a notice of termination relating to the GHTI Sublicense. We have conducted an internal review of the technology subject to the GHTI Sublicense and the management of the Company believes that new technology developed by HPI, for which we have a non-provisional patent application, is not subject to the GHTI Sublicense. HPI’s new technology covers the production of hydrogen from aluminum, water, and a proprietary reactant additive using an advanced processing technique and formula, which is the technology the Company is now using in all applications being pursued with partners and customers.

Item 8.01 Other Events

On January 7, 2008, Hydrogen Power Inc. (the “Company”) received a copy of a complaint filed by Daniel Bishop, Barbara M. Schaper and David E. Schaper against Dibagh Singh Gujral, Ricky Gurdish Gujral, Virendra Chaudhary, Gurinder Dilawari and Global Hydrofuels Technology, Inc. (“GHTI”, collectively with GHTI, the “Defendants”). The Company is not a party to the complaint. Messrs. Chaudhary and Dilawari are directors of the Company. GHTI is the majority shareholder of the Company. Ricky Gurdish Gujral is the former chief executive officer of the Company. The complaint alleges fraud, misappropriation of corporate opportunity and breach of fiduciary duty against the Defendants relating to the merger of Equitex, Inc. and Hydrogen Power, Inc., the Sublicense Agreement with GHTI, and payments to Ricky Gurdish Gujral. The complaint seeks damages in the excess of $500,000, exemplary damages plus interest and costs and any other relief the court finds just and proper.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDROGEN POWER, INC.
Date: January 11, 2008	By: /s/ David J. Cade _____________________________________ David J. Cade, Chief Executive Officer

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